Exhibit 99.2

EMPLOYEE NOTE

Team,

I have exciting news to share. Today we announced an agreement to be acquired by MorphoSys, a commercial-stage biopharmaceutical company dedicated to the discovery, development, and commercialization of innovative therapies for people living with cancer and autoimmune diseases. Together, we will create a leading hematology-oncology organization with even stronger capabilities to develop and commercialize innovative cancer therapies. You can read the joint press release on the investor relations page of our website.

MorphoSys has 600 employees and is headquartered near Munich, Germany. Constellation would be a major part of MorphoSys’s growing U.S. presence.

This agreement is a tremendously positive event for Constellation, our programs, and our team. It allows us to build on our legacy and achieves our vision of being fully-integrated, from discovery through commercial – and to do this more rapidly than if we remained independent. Importantly, combining with MorphoSys ensures the financial capacity to continue to invest in parallel in our development, research, and translational efforts. In addition:

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The two organizations are very complementary and share a similar biotechnology culture. MorphoSys’s technology base is biologics. Our small molecule discovery, development, and translational capabilities will significantly broaden MorphoSys’s organization and strategic positioning.

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MorphoSys has recently completed their commercial build and launched their first product in the U.S. We believe that combining with MorphoSys can accelerate our commercial build and the launch of pelabresib.

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The entire industry faces an incredibly tight talent market. We have felt this acutely in various areas and combining forces with MorphoSys enables immediate access to key resources that can help us deliver our programs to patients even faster.

•	MorphoSys’s vision for our earlier pipeline programs, such as CPI-0209 and CPI-482, is broad and will both reinforce and benefit from MorphoSys’s development and commercial infrastructure.

•	The combined company will be well positioned to discover new medicines across multiple technologies (small molecules and protein therapeutics).

•	Finally, the combined company will have significant financial capacity to compete and win.

I want to emphasize that MorphoSys’s motivation for acquiring Constellation starts with our team, our expertise in epigenetics, and our high-potential oncology development pipeline and discovery programs. MorphoSys does not see itself as simply acquiring assets. I also believe that MorphoSys’s biotech culture is a good match with ours. Based on the interactions we have had, I believe that, like us, MorphoSys is science-rooted, patient-focused, agile, and motivated to win.

We expect the transaction to close in the third quarter of 2021, subject to customary closing conditions.    In the meantime, it is business as usual and I ask that everyone remain focused on advancing our programs.

I’m sure you have a lot of questions, which we will begin to address in a virtual company meeting today at 9:00am ET. You will receive a calendar invite shortly. In addition, MorphoSys is hosting a conference call and webcast to discuss the transaction at 8:00am ET. To listen in, you can visit the Investors section of MorphoSys’s website.

We are also planning a follow-up meeting on Thursday with Jean-Paul Kress, MorphoSys’s CEO, so that he can provide more color on MorphoSys, its plans and how we fit in. Please look out for an invitation with details on how to attend.

If you receive any external inquiries regarding this transaction, please do not engage. Please refer them to Kia Khaleghpour, Emma Reeve or Karen Valentine.

Thank you for the hard work and commitment that brought us to this point. I am confident that by joining forces with MorphoSys, we will truly be Brighter Together. I’m looking forward to seeing you soon.

Jigar

Forward Looking Statements

This communication contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, related to MorphoSys AG (“MorphoSys”), Constellation Pharmaceuticals, Inc. (“Constellation”), MorphoSys’s tender offer for common stock of Constellation (the “Offer”), Constellation’s subsequent merger with MorphoSys’s indirect subsidiary (the “Purchaser”) (the “Merger” and together with the Offer, the “Transactions”), and the long-term strategic partnership and financing collaboration with Royalty Pharma plc that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies’ and members of their senior management team. Forward-looking statements include, without limitation, statements regarding the Transactions and related matters, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses, including, without limitation, the ability of MorphoSys to advance Constellation’s product pipeline, including pelabresib (CPI-0610) and CPI-0209, FSI-174 and FSI-189; regulatory approval of pelabresib (CPI-0610) and CPI-0209 on a timely basis; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the Transactions; the expected timing of the completion of the Transactions; the expected plans for financing the Transactions, the ability to complete the Transactions considering the various closing conditions; difficulties or unanticipated expenses in connection with integrating the companies; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the Offer and the Merger; uncertainties as to how many of Constellation’s stockholders will tender their stock in the Offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of any of the Transactions; the effects of the Transactions on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in the parties’ periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by Constellation and the Schedule TO and related tender offer documents to be filed by MorphoSys and Purchaser. All forward-looking statements are based on information currently available to MorphoSys and Constellation, and MorphoSys and Constellation assume no obligation and disclaim any intent to update any such forward-looking statements.

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Constellation, nor is it a substitute for any tender offer materials that MorphoSys or Constellation will file with the SEC. A solicitation and an offer to buy shares of Constellation will be made only pursuant to an offer to purchase and related materials that MorphoSys intends to file with the SEC. At the time the tender offer is commenced, MorphoSys will file a Tender Offer Statement on Schedule TO with the SEC, and Constellation will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. CONSTELLATION’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of Constellation at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting MorphoSys or Constellation. Free copies of these materials and certain other offering documents will be made available by MorphoSys by mail to MorphoSys AG., Semmelweisstrasse 7, 82152 Planegg, Germany, attention: Investor Relations, by phone at 49 (0)89 / 899 27 179, or by directing requests for such materials to the information agent for the offer, which will be named in the Tender Offer Statement. Copies of the documents filed with the SEC by Constellation will be available free of charge under the “Investors” section of Constellation’s internet website at https://ir.constellationpharma.com/investor-relations.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, MorphoSys and Constellation file periodic reports and other information with the SEC. MorphoSys’s and Constellation’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

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